Exhibit 99.1

news release	Anthem, Inc. 120 Monument Circle Indianapolis, IN 46204 Tel 317 488-6390 Fax 317 488-6460

Anthem, Inc. Reports Results for the Third Quarter 2004

•	Enrollment increased 890,000 members, or 8 percent over September 2003

•	Administrative expense ratio improved 180 basis points

•	Net income per share increased 23 percent

•	Operating cash flow reached $409.6 million, or 1.7 times net income

•	Board authorized additional $500 million for share repurchase program

Indianapolis, IN – October 27, 2004 – Anthem, Inc. (NYSE: ATH) today announced third quarter 2004 net income increased to $242.1 million, or $1.70 per share, compared with net income of $196.5 million, or $1.38 per share, for the third quarter of 2003. Net income in the third quarters of 2004 and 2003 each included net realized gains of $0.03 per share.

“We continued to expand our leading market positions with sustained enrollment growth, allowing us to further leverage administrative costs over a larger membership base. It is clear that employers and individuals across our regions value Anthem’s product offerings, broad network reach, attractive discounts, and distinctive customer service,” said Larry C. Glasscock, chairman, president and chief executive officer of Anthem, Inc. “While we remain very focused on delivering distinctive service to our members, we are also very committed to completing our proposed merger with WellPoint Health Networks, which will provide even greater benefits for all of our members.”

Consolidated Highlights

Membership: Medical enrollment exceeded 12.7 million members at September 30, 2004, increasing by 890,000 members, or 8 percent, since September 30, 2003. Membership gains from National Accounts were the primary drivers of growth, including a 20 percent increase in non-BlueCard membership. Enrollment growth in the Individual and Small Group businesses complemented the National expansion. Total medical enrollment increased by 810,000 members, or 7 percent, since December 31, 2003.

Operating Revenue: Operating revenue increased by 13 percent, to $4.7 billion, compared with $4.2 billion in the third quarter of 2003. The growth in revenues was attributable to disciplined pricing and solid membership gains, with the Small and Local Large Group businesses contributing most significantly to the overall increase.

Benefit Expense: The benefit expense ratio increased by 170 basis points, to 82.7 percent, compared with 81.0 percent in the third quarter of 2003. The increase reflected lower than anticipated medical costs in the third quarter of 2003 and a return to more sustainable levels in the third quarter of 2004. The current quarter also included a 20 basis point benefit associated with $8.7 million in net favorable prior year reserve development.

Premium and Cost Trends: Medical cost trend for fully insured group business, on a rolling twelve month basis, remained relatively stable and is anticipated to be within prior expectations of 9.5 to 10.5 percent for the full year 2004.

Pricing remained disciplined and premium increases were sufficient to cover cost increases, which have been driven primarily by professional and outpatient services.

Administrative Expense: The administrative expense ratio improved by 180 basis points to 16.9 percent, compared with 18.7 percent in the third quarter of 2003. Focused, disciplined management of administrative expenses over a larger membership base and lower incentive compensation costs contributed to the decline.

Included in the third quarter 2004 results was $5.6 million in severance expenses due to a workforce reduction made possible by continued process and productivity improvements, primarily in the East region.

Operating Cash Flow: Third quarter 2004 operating cash flow totaled $409.6 million, or 1.7 times net income.

Days in Claims Payable: Days in claims payable decreased 2.0 days, to 47.2 days as of September 30, 2004, compared with 49.2 days as of June 30, 2004. The reduction was primarily attributable to adjudicating claims at a faster pace and a reduction in claim inventories.

Share Repurchase Program: During the third quarter of 2004, 1.0 million shares were repurchased for $82.2 million at an average price of $82.24 per share. On October 25, 2004, Anthem’s Board of Directors approved a new share repurchase program authorizing an additional $500 million to purchase shares, subject to market conditions.

Anthem, Inc.

Operating Segment Highlights - Third Quarter 2004

(Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
($ in Millions)	2004	2003	Change	2004	2003	Change
Operating Revenue:
Midwest	$1,966.0	$1,693.6	16%	$5,727.4	$4,960.3	15%
East	1,256.4	1,160.5	8%	3,610.9	3,387.0	7%
West	299.7	266.6	12%	863.1	774.1	11%
Southeast	1,065.3	950.4	12%	3,111.6	2,795.3	11%

Regional Health Segments	4,587.4	4,071.1	13%	13,313.0	11,916.7	12%
Specialty	279.1	194.2	44%	809.1	533.4	52%
Other:
External Customers	45.9	43.8	5%	135.4	142.5	(5%)
Intercompany Eliminations	(183.5)	(123.3)	49%	(528.4)	(331.7)	59%

Total Other	(137.6)	(79.5)	73%	(393.0)	(189.2)	—

Total Operating Revenue	4,728.9	4,185.8	13%	13,729.1	12,260.9	12%
Operating Gain (Loss):
Midwest	$145.3	$108.9	33%	$390.0	$323.6	21%
East	82.3	75.4	9%	231.6	212.8	9%
West	24.1	32.6	(26%)	77.8	79.9	(3%)
Southeast	94.0	82.0	15%	301.6	243.4	24%

Regional Health Segments	345.7	298.9	16%	1,001.0	859.7	16%
Specialty	19.5	18.7	4%	54.9	47.6	15%
Other	(21.0)	(38.6)	(46%)	(47.4)	(97.4)	(51%)

Regional Health Segments: Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain for the regional health segments in total improved 16 percent compared with the third quarter of 2003, driven by enhanced results in the National business.

Significantly improved administrative expense ratios were realized in each health segment. These improvements were partially offset by higher benefit expense ratios, which returned to more sustainable levels in the third quarter of 2004.

Third quarter 2004 operating gain included $8.7 million in net favorable prior year reserve development, consisting of $12.7 million in favorable development in the Midwest region and $4.0 million in unfavorable development in the East region. The net favorable prior year reserve development was partially offset by $5.6 million in severance expenses, primarily in the East region.

Included in the results for the third quarter of 2003 was $30.0 million of premium refunds to certain policyholders in the Southeast region and a $10.0 million contribution to the Anthem Foundation by the East region.

Specialty: Operating gain increased by 4 percent compared with the third quarter of 2003. Strong growth in the pharmacy benefit management operation, including a 44 percent increase in mail-order prescription volume, was partially offset by results in the other Specialty businesses.

Other: Operating loss in this segment was lower in 2004 compared with the same period of 2003, primarily due to lower incentive compensation expenses.

Anthem, Inc.’s Earnings Outlook

•	Net income per share for the fourth quarter of 2004 is expected to be relatively consistent with results for the third quarter of 2004.

•	Net income expectations for full year 2004 increased to $7.05 to $7.10 per share from $6.95 to $7.05 per share. These expectations include $0.31 per share in tax benefits associated with a change in Indiana laws governing the state’s high-risk health insurance pool and $0.19 per share in net realized gains.

•	Net income for full year 2005 is expected to reach at least $7.60 per share, or a 15 percent improvement on a comparable basis to 2004.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense and administrative expense. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

2.	All income per share amounts are on an after-tax, diluted per share basis.

3.	Certain prior year amounts have been reclassified to conform to current year presentation.

Conference Call and Webcast

Anthem will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss its third quarter earnings results and outlook. The conference call can be accessed by dialing 888-423-3268 (International 612-332-0630). No access-code is required. The webcast can be accessed at Anthem’s web site, www.anthem.com, under Investor Relations. Please visit the website or dial in at least 15 minutes in advance. A replay of the call will be available after 12:45 p.m. today until the end of the day on November 10, 2004 by dialing 800-475-6701 (International 320-365-3844), access-code 691033.

Contacts:	Investor Relations	Media
	Tami Durle, 317-488-6390	James Kappel, 317-488-6400
	tami.durle@anthem.com	james.kappel@anthem.com

About Anthem

Anthem’s mission is to improve the health of the people it serves. Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 12.7 million people. Anthem is the fourth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross and Blue Shield Association. Anthem is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado, Nevada and Virginia, excluding the Northern Virginia suburbs of Washington, D.C. Anthem had assets of $14.1 billion as of September 30, 2004, and full year 2003 revenue of $16.8 billion. More information about Anthem is available at www.anthem.com.

Anthem, Inc.

Membership Summary

(Unaudited)

				Change
(In Thousands)	September 30, 2004	September 30, 2003	December 31, 2003	September 30, 2003	December 31, 2003
Customer Type
Local Large Group	3,929	3,868	3,869	2%	2%
Small Group	1,300	1,223	1,257	6%	3%
Individual	1,284	1,182	1,202	9%	7%
National Accounts[1]	5,202	4,574	4,596	14%	13%
Medicare Advantage	91	96	94	(5%)	(3%)
Federal Employee Program	712	699	699	2%	2%
Medicaid	219	205	210	7%	4%

Total	12,737	11,847	11,927	8%	7%

Funding Arrangement
Self-Funded	7,076	6,368	6,412	11%	10%
Fully Insured	5,661	5,479	5,515	3%	3%

Total	12,737	11,847	11,927	8%	7%

Operating Segments
Midwest	6,072	5,624	5,688	8%	7%
East	2,688	2,621	2,600	3%	3%
West	1,133	931	939	22%	21%
Southeast	2,844	2,671	2,700	6%	5%

Total	12,737	11,847	11,927	8%	7%

[1]	Includes 3,089 BlueCard members as of September 30, 2004, 2,809 as of September 30, 2003 and 2,816 as of December 31, 2003.

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30
($ In Millions, Except Per Share Data)	2004	2003	Change
Revenues
Premiums	$4,335.3	$3,857.1	12%
Administrative fees	344.8	297.4	16%
Other revenue	48.8	31.3	56%

Total operating revenue	4,728.9	4,185.8	13%
Net investment income	67.9	70.8	(4%)
Net realized gains on investments	6.2	5.2	19%

Total revenue	4,803.0	4,261.8	13%
Expenses
Benefit expense	3,583.8	3,123.3	15%
Administrative expense	800.9	783.5	2%
Interest expense	32.9	32.9	—
Amortization of other intangible assets	11.3	11.9	(5%)

Total expense	4,428.9	3,951.6	12%
Income before income taxes and minority interest	374.1	310.2	21%
Income taxes	131.0	112.1	17%
Minority interest	1.0	1.6	(38%)

Net income	$242.1	$196.5	23%

Net income per diluted share	$1.70	$1.38	23%

Diluted shares (in millions)	142.7	142.7	—
Benefit expense as a percentage of premiums	82.7%	81.0%	170	bp
Administrative expense as a percentage of total operating revenue	16.9%	18.7%	(180	)bp
Income before income taxes and minority interest as a percentage of total revenue	7.8%	7.3%	50	bp

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30		Change
($ In Millions, Except Per Share Data)	2004	2003
Revenues
Premiums	$12,577.5	$11,289.0	11%
Administrative fees	1,011.5	879.4	15%
Other revenue	140.1	92.5	51%

Total operating revenue	13,729.1	12,260.9	12%
Net investment income	211.8	207.9	2%
Net realized gains on investments	40.7	7.7	—

Total revenue	13,981.6	12,476.5	12%
Expenses
Benefit expense	10,343.1	9,177.2	13%
Administrative expense	2,377.5	2,273.8	5%
Interest expense	97.4	98.6	(1%)
Amortization of other intangible assets	33.7	35.6	(5%)

Total expense	12,851.7	11,585.2	11%
Income before income taxes and minority interest	1,129.9	891.3	27%
Income taxes	351.7	321.8	9%
Minority interest	2.6	4.0	(35%)

Net income	$775.6	$565.5	37%

Net income per diluted share	$5.43	$3.98	36%

Diluted shares (in millions)	142.8	142.0	1%
Benefit expense as a percentage of premiums	82.2%	81.3%	90	bp
Administrative expense as a percentage of total operating revenue	17.3%	18.5%	(120	)bp
Income before income taxes and minority interest as a percentage of total revenue	8.1%	7.1%	100	bp

Anthem, Inc.

Consolidated Balance Sheets

($ In Millions)	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Investments available-for-sale, at fair value	$7,237.1	$6,915.2
Cash and cash equivalents	710.6	464.5
Receivables, net	1,601.1	1,419.3
Other current assets	77.9	66.0

Total current assets	9,626.7	8,865.0
Restricted cash and investments	59.2	58.3
Property and equipment, net	499.8	510.5
Goodwill and other intangible assets	3,638.0	3,677.1
Prepaid pension benefits	240.7	258.3
Other noncurrent assets	72.1	69.4

Total assets	$14,136.5	$13,438.6

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,899.3	$1,866.8
Future policy benefits	380.3	372.6
Other policyholder liabilities	503.4	505.0

Total policy liabilities	2,783.0	2,744.4
Unearned income	395.5	411.1
Accounts payable and accrued expenses	445.7	493.4
Bank overdrafts	378.6	401.7
Income taxes payable	67.3	147.6
Other current liabilities	743.5	573.3

Total current liabilities	4,813.6	4,771.5
Long term debt, less current portion	1,520.4	1,662.8
Postretirement benefits	182.0	188.4
Deferred income taxes	465.7	524.8
Other noncurrent liabilities	354.1	291.2

Total liabilities	7,335.8	7,438.7
Shareholders’ equity
Common stock	1.4	1.4
Additional paid in capital	4,810.2	4,708.7
Retained earnings	1,882.3	1,154.3
Unearned restricted stock compensation	(1.8)	(3.2)
Accumulated other comprehensive income	108.6	138.7

Total shareholders’ equity	6,800.7	5,999.9

Total liabilities and shareholders’ equity	$14,136.5	$13,438.6

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
($ In Millions)	2004	2003
Operating activities
Net income	$775.6	$565.5
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(40.7)	(7.7)
Depreciation, amortization and accretion	181.0	183.6
Deferred income taxes	0.1	120.6
Gain on sale of assets	(0.4)	(0.2)
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	(1.7)	(7.9)
Receivables	(74.0)	(221.6)
Other assets	(15.1)	(1.0)
Policy liabilities	38.6	(1.0)
Unearned income	(15.6)	30.5
Pension and postretirement benefits	11.2	(82.5)
Accounts payable and accrued expenses	(48.4)	(33.3)
Other liabilities	(94.7)	168.6
Income taxes	(33.2)	12.1

Cash provided by operating activities	682.7	725.7
Investing activities
Purchases of investments	(4,870.1)	(3,623.3)
Sales or maturities of investments	4,516.7	3,163.3
Proceeds from settlement of cash flow hedge	20.3	—
Purchase of subsidiaries, net of cash acquired	—	(3.5)
Sale of subsidiaries, net of cash sold	—	(2.8)
Proceeds from sale of property and equipment	1.5	5.2
Purchases of property and equipment	(85.6)	(83.1)

Cash used in investing activities	(417.2)	(544.2)
Financing activities
Proceeds from long term borrowings and exchange of remarketed subordinated debentures included in Equity Security Units	5.7	—
Payments on long-term borrowings	—	(100.0)
Repurchase and retirement of common stock	(82.2)	(143.9)
Proceeds from employee stock purchase plan and exercise of stock options	57.1	37.6

Cash used in financing activities	(19.4)	(206.3)

Change in cash and cash equivalents	246.1	(24.8)
Cash and cash equivalents at beginning of period	464.5	694.9

Cash and cash equivalents at end of period	$710.6	$670.1

Anthem, Inc. Reconciliation of Unpaid Life, Accident and Health Claims
	Nine Months Ended September 30			Years Ended December 31
($ In Millions)	2004	2003		2003		2002	2001
	(Unaudited)
Balances at beginning of period, net of reinsurance	$1,856.4	$1,821.2		$1,821.2		$1,352.7	$1,382.1
Business acquisitions, divestitures, purchase adjustments and reclassifications	(14.0)	(15.5)		(20.6)		379.4	(139.1)

Subtotal	1,842.4	1,805.7		1,800.6		1,732.1	1,243.0
Incurred related to:
Current year	10,512.5	9,353.1		12,462.3		9,965.1	7,843.1
Prior years (redundancies) [1]	(169.9)	(181.3)		(226.1)		(150.7)	(96.4)

Total incurred	10,342.6	9,171.8		12,236.2		9,814.4	7,746.7
Paid related to:
Current year	8,765.1	7,725.5		10,685.4		8,396.4	6,521.5
Prior years	1,533.8	1,399.1		1,495.0		1,328.9	1,115.5

Total paid	10,298.9	9,124.6		12,180.4		9,725.3	7,637.0
Balances at end of period, net of reinsurance	1,886.1	1,852.9		1,856.4		1,821.2	1,352.7
Reinsurance recoverables at end of period	13.2	8.9		10.4		4.8	7.6

Reserve gross of reinsurance recoverables on unpaid claims at end of period	$1,899.3	$1,861.8		$1,866.8		$1,826.0	$1,360.3

Current year paid as a percent of current year incurred	83.4%	82.6%		85.7%		84.3%	83.1%
Prior year incurred redundancies in the current period as a percent of prior year incurred claims	1.4%	1.8	% [2]	2.3	% [2]	1.9%	1.5%

[1]	Negative amounts reported for incurred related to prior years result from claims being settled for amounts less than originally estimated. The redundancy of $169.9 million shown in the above table represents an estimate based upon claims activity from January 1, 2004 to September 30, 2004, and is subject to change based upon future paid claim activity.

[2]	This ratio is impacted by having only five months of incurred claims for the Southeast segment in 2002. If the Southeast segment had been included for the full year 2002, the ratio would have been approximately 1.6% for the first nine months of 2003 and 2.0% for the full year 2003.

SAFE HARBOR STATEMENT UNDER THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about Anthem, Inc. (“Anthem”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by Anthem; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to consummate Anthem’s merger with WellPoint Health Networks Inc., to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Anthem’s various SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the reporting periods of 2004.